Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Announces Initial Results for
the AZ-003 Phase I Clinical Trial
Palo Alto, California — December 21, 2006 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that is has completed the enrollment of its Phase I clinical trial with AZ-003 (Staccato® fentanyl). The Company has also completed a preliminary analysis of the top-line results of the clinical trial. AZ-003 is an inhalation product candidate being developed for the treatment of patients with acute pain episodes, including patients with breakthrough pain and postoperative pain.
The Phase I clinical trial was conducted in opioid naive healthy volunteers in two stages. In Stage 1, the arterial pharmacokinetics (PK) of 25 µg of AZ-003 was compared to a 25 µg dose of fentanyl administered intravenously (IV). The AZ-003 PK was equivalent to the IV fentanyl PK, with similar peak plasma concentration (Cmax), time to maximum plasma concentration (Tmax), and area under the curve concentration (AUC). These data suggest complete bioavailability of the inhaled dose. Mean peak arterial plasma concentrations were observed within 30 seconds for both administration routes. In Stage 2 of the clinical trial, ascending doses of AZ-003 controlled by the Staccato device, exhibited dose-proportionality of fentanyl throughout the dosing range from 50 µg to 300 µg, following an AUC analysis,
There were no serious adverse events attributable to AZ-003 and the results from the clinical study showed that AZ-003 was generally safe and well tolerated at all doses.
Trial Design
The primary aims of the Phase I clinical trial were to evaluate the arterial pharmacokinetics and absolute bioavailability for AZ-003 by comparing the AZ-003 PK profile to the IV fentanyl PK profile, and to examine the pharmacodynamics, tolerability and safety of AZ-003 in an opioid naive healthy volunteer population. The trial enrolled 50 volunteers and was conducted at a single clinical center in two stages. Stage 1 of the protocol was an open-label, crossover comparison of a 25 µg dose of AZ-003 by a single inhalation and the same dose of fentanyl administered intravenously over 5 seconds. Stage 2 of the protocol was a randomized, double-blind, placebo-controlled, dose escalation of AZ-003, evaluating cumulative doses of 50, 100, 150 and 300 µg of fentanyl. A 25 µg individual dose of fentanyl was inhaled once in Stage 1, or 2, 4, or 6 times at 4-minute intervals for the first four different cohorts in Stage 2. A fifth cohort in Stage 2 received a 150 µg dosing sequence starting at time zero and then a second 150 µg dosing sequence starting at 60 minutes after the first dose, for a cumulative dose of 300 µg.

In addition to comprehensive PK sample collection, pharmacodynamic data were generated using pupilometry, a surrogate measure assessing the functional activity of opioids. This data analysis is still ongoing and will be reported at a later date.
“This AZ-003 Phase I clinical trial is our first study with a Staccato electric multiple-dose (EMD) platform,” said James V. Cassella, PhD, Senior Vice President of R&D at Alexza. “We have shown that the Staccato EMD can deliver doses of fentanyl that have comparable pharmacokinetics to IV administration. As we continue our analysis of the data collected in this study, we plan to present these data in both scientific and medical forums at future dates.”
About AZ-003
AZ-003 is the combination of Alexza’s proprietary Staccato system with fentanyl, a drug belonging to the class of compounds known as opioid analgesics. Specifically, AZ-003 is a hand-held, electrically-heated, multiple dose inhaler designed to generate and deliver excipient-free fentanyl aerosol for deep lung delivery. The product candidate consists of a disposable dose cartridge containing 25 doses each of 25 µg fentanyl, which is inserted into a reusable controller. The controller consists of software and hardware designed to allow safe, patient-controlled delivery of the drug. Since the Staccato system can be designed to incorporate a variety of lockout and dosing features, the Company believes that AZ-003 may facilitate patient dose titration to the minimum effective drug dose in a simple, convenient and easy to use delivery system.
About Alexza Pharmaceuticals
Alexza is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has four product candidates in clinical development; AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-004 (Staccato loxapine) for the treatment of acute agitation in patients with schizophrenia and AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-003. Any statement describing a product candidate or Alexza’s goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning the Company’s business are described in additional detail in the Company’s Form S-1 dated March 8, 2006, and the Company’s Quarterly and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” “If we do not establish strategic partnerships, we will have to undertake development and commercialization efforts on our own, which would be costly and delay our ability to commercialize any future products.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President and CEO
tking@alexza.com
650.687.3900